Joint Filer Information
The undersigned filer has designated Judy Salem as the “Designated Filer” for the purposes of the attached Form 4:
The Estate of Robert Salem (“Estate”)
15 Equestrian Ridge
Newtown, Connecticut 06470
Issuer & Ticker Symbol: Home Diagnostics, Inc. (HDIX)
Date of Event Requiring Statement: 10/04/2006

Signature:	/s/ DAVID WAYNE WINTERS By: David Wayne Winters, Attorney-in-Fact For Judy Salem, Executrix of The Estate of Robert Salem, and for The Estate of Robert Salem